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                                                                     Exhibit 5.1

                        [Hunton & Williams Letterhead]



                               October 16, 1997

Board of Directors
Prentiss Properties Trust
1717 Main Street, Suite 5000
Dallas, TX  75201

                           Prentiss Properties Trust
                      Registration Statement on Form S-3
                      ----------------------------------


Ladies and Gentlemen:

     We are counsel for Prentiss Properties Trust, a Maryland real estate investment trust, (the "Company") in connection with its registration under the Securities Act of 1933 of up to $550 million aggregate public offering price of the Company's common and preferred shares of beneficial interest ("the Securities") which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on October 16, 1997.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. With respect to matters of Maryland law, we have relied upon the opinion of Ballard Spahr Andrews and Ingersoll.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a real estate investment trust duly incorporated and validly existing under the laws of the State of Maryland.

     2. When the issuance of the Securities has been duly authorized by appropriate corporate action and the Securities have been sold as described in the Registration Statement, the Securities will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.


                                        Very truly yours,

                                        /s/ Hunton & Williams